Exhibit 99.1

For Further Information:

Simulations Plus, Inc.

42505 10th Street West

Lancaster, CA 93534-7059

CONTACT:

Simulations Plus Investor Relations	Hayden IR
Ms. Renee Bouche	Mr. Cameron Donahue
661-723-7723	651-653-1854
renee@simulations-plus.com	cameron@haydenir.com

For Immediate Release:

April 9, 2018

Simulations Plus Reports Record Second Quarter FY2018 Revenue

Board of Directors Announces Quarterly Dividend of $0.06 Per Share

LANCASTER, CA, April 9, 2018 – Simulations Plus, Inc. (NASDAQ: SLP), the premier provider of simulation and modeling software and consulting services for all stages of pharmaceutical discovery and development from the earliest discovery through all phases of clinical trials, today reported financial results for its second quarter of fiscal year 2018, the period ended February 28, 2018 (2QFY18).

2QFY18 highlights compared with 2QFY17:

•	Revenues were $7.4 million, up $1.7 million, or 28.9%, compared to $5.7 million in 2QFY17
	o	57% of the increase is from DILIsym Services, acquired on June 1, 2017
•	Gross profit was $5.2 million, up $1.1 million, or 26.2%, compared to $4.2 million in 2QFY17
	o	48% of the increase is from DILIsym Services, acquired on June 1, 2017
	o	Gross margin was 71.2%, down slightly from 72.8% in 2Q17, because more of the new revenues from DILIsym are from consulting rather than software
•	SG&A expenses were $2.3 million, up $0.4 million, or 20.1%, compared to $1.9 million in 2QFY17
•	Income from operations was $2.4 million, up $0.6 million, or 34.7%, compared to $1.8 million in 2QFY17
	o	31% of this operating income increase is from DILIsym Services, acquired on June 1, 2017
•	The Company recorded a benefit for income taxes of $1.1 million in 2QFY18 compared to $589,000 of income tax expense in 2QFY17, due to the effects of a $1.5 million one-time adjustment to deferred taxes based on the new Federal tax law and the lower blended Federal tax rates for the 2nd quarter of this fiscal year
•	Inclusive of the $1.5 million adjustment, net income was $3.5 million, up $2.3 million, or 190.6%, compared to $1.2 million in 2QFY17; without the adjustment, income would have been $2.0 million for the quarter, up $0.8 million or 65%
•	Inclusive of the tax benefit, diluted earnings per share increased $0.13 to $0.19 from $0.07; the tax adjustment accounted for $0.08 of the increase in quarterly diluted earnings per share

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6MoFY18 highlights compared with 6MoFY17:

•	Revenues were $14.4 million, up $3.3 million, or 29.7%, compared to $11.1 million for 6MoFY17
	o	62% of the increase is from DILIsym Services, acquired on June 1, 2017
•	Gross profit was $10.6 million, up $2.34 million, or 28.4%, compared to $8.2 million for 6MoFY17
	o	56% of the increase is from DILIsym Services, acquired on June 1, 2017
	o	Gross margin was 73.3%, down slightly from 74.0% in 2Q17, because more of the new revenues from DILIsym are from consulting rather than software
•	SG&A expenses were $4.7 million, up $0.94 million, or 24.6%, compared to $3.8 million for 6MoFY17
•	Income from operations was $5 million, up $1.26 million, or 33.8%, compared to $3.7 million for 6MoFY17
	o	48% of this operating income increase is from DILIsym Services, acquired on June 1, 2017
•	The non-recurring benefit for income taxes for the six-month period was $289,000, compared to $1.2 million of income tax expense in 6MoFY17, due to the adjustment mentioned above and the lower blended Federal rates for the second quarter of this fiscal year.
•	Inclusive of the tax benefit, net income was $5.2 million, up $2.63 million, or 103.0%, compared to $2.6 million for 6MoFY17; without the adjustment, income would have been $3.7 million for the quarter, up $1.1 million or 44%
•	Inclusive of the tax benefit, diluted earnings per share increased $0.14 to $0.29 from $0.15, the tax adjustment accounted for $0.08 of the increase in diluted earnings per share

John Kneisel, chief financial officer of Simulations Plus, said, “We saw another strong quarterly revenue growth in our core divisions in Lancaster and Buffalo coupled with the new revenues and profits from DILIsym Services acquired in the last quarter of our prior fiscal year. Even with the addition of a higher percentage of non-software sales we have seen increases in operating income margins. The Company produced a 28.9% growth in revenues and a 34.7% growth in income from operations.”

Kneisel continued: “This quarter we completed our assessment of deferred taxes based on the new tax rates enacted under the Tax Cuts and Jobs Act of 2017 passed this last December. Based on the assessment, the Company has posted a tax benefit in the amount of approximately $1.5 million in the second fiscal quarter of 2018, the result of estimating future deferred liabilities at the lower tax rates under the newly enacted tax provisions. The Company will continue to benefit from the lower rate structure under the new Federal tax law allowing for future investment in staffing for development and future growth initiatives.”

“Inclusive of this $1.5 million non-recurring and non-taxable benefit, which had an $0.08 per diluted share effect, we recorded net income of $3.5 million for the second fiscal quarter and $5.2 million for the first six months of fiscal year 2018, resulting in diluted earnings per share of $0.19 and $0.29 for the second fiscal quarter and six months, respectively.”

Walt Woltosz, chairman and chief executive officer of Simulations Plus, added: “Simulations Plus is benefitting from a strategic transformation that began in 2011 when we divested a business which didn’t fit with the pharmaceutical software business, and sometimes represented a drag on earnings. Subsequently, we have acquired two complementary businesses that are accretive to both revenues and earnings, resulting in three consistently profitable divisions selling essentially to the same customers. Today, we are a diversified provider of sophisticated services to a growing pharmaceutical industry. We have the ability to leverage a modest, fixed cost structure as we grow, which has been seen to drive our bottom line faster than the top line. As a result, we have increased our dividend from $0.05 per share per quarter last summer to $0.06 per share per quarter today. We expect the positive impact of the new tax law to allow us to further benefit our customers and shareholders through continued expansion of our products and services.”

Quarterly Dividend Declared

The Company’s Board of Directors declared a cash dividend of $0.06 per share of the Company’s common stock payable on May 2, 2018 to shareholders of record as of April 25, 2018. The declaration of any future dividends will be determined by the Board of Directors each quarter and will depend on earnings, financial condition, capital requirements and other factors.

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Investor Conference Call

The Company has announced an investor conference call that will be webcast live at 1:15 p.m. PDT/4:15 p.m. EDT on Monday, April 9, 2018. All interested parties are invited to join the call by registering here. On registering, you will receive a confirmation e-mail with instructions for joining the call. Please dial in five to ten minutes prior to the scheduled start time. For listen-only mode, you may dial (562) 247-8422, and enter access code 553-540-204. A replay will be available on the Simulations Plus website following the call.

About Simulations Plus, Inc.

Simulations Plus, Inc. is a premier developer of drug discovery and development software as well as a leading provider of both preclinical and clinical pharmacometric consulting services for regulatory submissions and quantitative systems pharmacology models for drug-induced liver injury and nonalcoholic fatty liver disease. The company is a global leader focused on improving the ways scientists use knowledge and data to predict the properties and outcomes of pharmaceutical, biotechnology, and chemical agents. Our software is licensed to and used in the conduct of drug research by major pharmaceutical, biotechnology, chemical, and consumer goods companies and regulatory agencies worldwide. Our innovations in integrating new and existing science in medicinal chemistry, computational chemistry, pharmaceutical science, biology, and physiology into our software have made us the leading software provider for physiologically based pharmacokinetic modeling and simulation. For more information, visit our website at www.simulations-plus.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 – With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. Our actual future results could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain our competitive advantages, acceptance of our new software products as well as improved versions of our existing software by our customers, the general economics of the pharmaceutical industry, our ability to finance growth, our ability to continue to attract and retain highly qualified technical staff, and a sustainable market. Further information on our risk factors is contained in our quarterly and annual reports and filed with the U.S. Securities and Exchange Commission.

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Simulations Plus, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)	(Audited)
	February 28,	August 31,
ASSETS
	2018	2017
Current assets
Cash and cash equivalents	$6,920,792	$6,215,718
Accounts receivable, net of allowance for doubtful accounts of $0	6,003,051	4,048,725
Revenues in excess of billings	1,837,952	1,481,082
Prepaid income taxes	136,312	462,443
Prepaid expenses and other current assets	436,652	459,902
Total current assets	15,334,759	12,667,870
Long-term assets
Capitalized computer software development costs, net of accumulated amortization of $10,416,501 and $9,795,469	4,834,058	4,307,600
Property and equipment, net	288,708	291,135
Intellectual property, net of accumulated amortization of $2,557,501 and $2,095,417	6,367,499	6,829,583
Other intangible assets net of accumulated amortization of $673,750 and $495,000	3,816,250	3,995,000
Goodwill	10,387,198	10,387,198
Other assets	37,227	34,082
Total assets	$41,065,699	$38,512,468

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$164,857	$240,892
Accrued payroll and other expenses	938,100	983,293
Current portion - Contracts payable	2,910,000	247,328
Billings in excess of revenues	452,365	216,958
Deferred revenue	1,056,819	353,962
Total current liabilities	5,522,141	2,042,433

Long-term liabilities
Deferred income taxes,net	3,204,373	4,926,960
Payments due under Contracts payable	2,904,564	5,738,188
Total liabilities	11,631,078	12,707,581

Commitments and contingencies

Shareholders' equity (note 6)
Preferred stock, $0.001 par valu 10,000,000 shares authorized no shares issued and outstanding	$–	$–
Common stock, $0.001 par value 50,000,000 shares authorized 17,287,652 and 17,277,604 shares issued and outstanding	7,326	7,278
Additional paid-in capital	12,624,190	12,109,141
Retained earnings	16,803,105	13,688,468
Total shareholders' equity	29,434,621	$25,804,887
	$–	–
Total liabilities and shareholders' equity	$41,065,699	$38,512,468

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Simulations Plus, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended		Six months ended
	(Unaudited)
	2018	2017	2018	2017

Revenues	$7,356,715	$5,705,590	$14,425,496	$11,123,525
Cost of revenues	2,115,482	1,553,952	3,851,090	2,889,935
Gross margin	5,241,233	4,151,638	10,574,406	8,233,590
Operating expenses
Selling, general, and administrative	2,339,721	1,948,136	4,748,237	3,811,692
Research and development	484,330	408,536	845,146	698,836
Total operating expenses	2,824,051	2,356,672	5,593,383	4,510,528

Income from operations	2,417,182	1,794,966	4,981,023	3,723,062

Other income (expense)
Interest income	6,179	4,429	10,489	8,886
Interest expense	(38,188)	–	(76,658)	–
Miscellaneous income	–	–	–	–
Gain (loss) from sale of assets	–	–	–	–
Gain(loss) on currency exchange	(584)	(14,441)	(13,262)	20,486
Total other income (expense)	(32,593)	(10,012)	(79,431)	29,372

Income before provision for income taxes	2,384,589	1,784,954	4,901,592	3,752,434
Benefit (Provision) for income taxes	1,090,198	(589,194)	289,198	(1,195,109)
Net Income	$3,474,787	$1,195,760	$5,190,790	$2,557,325

Earnings per share
Basic	$0.20	$0.07	$0.30	$0.15
Diluted	$0.19	$0.07	$0.29	$0.15

Weighted-average common shares outstanding
Basic	17,302,763	17,233,017	17,292,391	17,229,586
Diluted	17,855,351	17,438,508	17,843,345	17,421,457

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